EXHIBIT 2.1





                    RADIO STATION ASSET PURCHASE AGREEMENT



     This RADIO STATION ASSET PURCHASE AGREEMENT, dated as of September 27, 1996 (together with the Exhibits and Schedules hereto, the "Agreement") by and between PINNACLE S.C., INC., a Delaware corporation ("Buyer") and MULTI-MARKET RADIO OF MYRTLE BEACH, INC., a Delaware corporation ("Seller").


                             W I T N E S S E T H:
                             --------------------


               WHEREAS, Seller is the owner, licensee and operator of broadcast stations WMYB-FM, licensed to Socastee, South Carolina, and WYAK-FM, licensed to Surfside Beach, South Carolina (each a "Station," and together, the "Stations");

               WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as hereinafter defined), including but not limited to the Stations;

               WHEREAS, in connection with such sale and purchase, Seller desires to assign or to cause to be assigned to Buyer or for its benefit, and Buyer desires to obtain such assignment from Seller of, the FCC Licenses (as hereinafter defined), subject to the prior consent of the FCC; and

               WHEREAS, Buyer and Seller will enter into a Time Brokerage Agreement with respect to the Stations (the "TBA");

               NOW, THEREFORE, in reliance upon the representations and warranties made hereunder and in consideration of the mutual agreements herein contained, Buyer and Seller hereby agree as follows (with certain terms used in this Agreement being defined in Article VIII):



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                                  ARTICLE I.

                                    GENERAL
                                    -------

         Section 1.011. Sale and Transfer of Purchased Assets; Excluded
Assets.

         (a) Sale and Transfer of Purchased Assets. Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will acquire from Seller, at the Closing provided for in Article II, all of the businesses, properties and assets owned or used by or held for use by Seller in the operation of the Stations (other than "Excluded Assets" as hereinafter defined), as a going concern, and any additions thereto and replacements thereof (collectively, the "Purchased Assets"), including but not limited to the following respective properties, assets and other rights:

          (i) Licenses, Authorizations and Permits. All FCC Licenses and all other permits issued with respect to the Stations, including, without limitation, those described on Schedule 1.01(a)(i), and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto.

          (ii) Tangible Personal Property. All equipment, vehicles, furniture, fixtures, office materials and supplies, spare parts and other tangible personal property owned by Seller or used or held for use in the business and operations of the Stations ("Tangible Assets"), including, without limitation, those described in Schedule 1.01(a)(ii), and any additions, improvements, replacements and alterations thereto made between the date hereof and the Closing Date in accordance with the provisions hereof.

          (iii) Real Property. All interests in real property, including leaseholds and other interests in real property, buildings, the transmitter site, tower and antennae, and any improvements thereon owned by Seller or used or held for use in the business and operations of the Stations and described on Schedule 1.01(a)(iii).

          (iv) Contracts. All contracts entered into by Seller in the business and operations of the Stations set forth on Schedule 1.01(a)(iv) to the extent relating to the


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     Stations, but excluding all Contracts that are terminated or expire or are no longer in effect on or before the Closing (the foregoing contracts to be included in the Purchased Assets being referred to herein as the "Assumed Contracts"). "Contracts" means all agreements, written or oral (including any amendments and other modifications thereto), to which Seller is a party or which are binding upon Seller or will affect the Purchased Assets or the business or operations of the Stations following the Closing, as defined herein.

          (v) Trademarks. All call letters, copyrights, trademarks, service marks, patents, trade names, jingles, slogans, programming licenses and logotypes owned by Seller or used or held for use in the business and operations of the Stations, including, without limitation, those shown on
     Schedule 1.01(a)(v) ("Business Property Rights").

          (vi) Programming and Copyrights. All programs and programming materials and elements of whatever form or nature owned by Seller or used or held for use in the business and operations of the Stations as of the date hereof, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common law and statutory copyrights owned by or, to the extent of Seller's interest therein, licensed to Seller or used or held for use in the business and operations of the Stations.

          (vii) FCC Records. All FCC logs, public files, engineering records and other records, or copies of the foregoing, that relate to the operation of the Stations.

          (viii) Files and Records. All files and other records of Seller relating to the business and operations of the Stations and maintained at the Stations.

          (ix) Goodwill. All of Seller's goodwill in and going concern value of the Stations.

     (b) Excluded Assets. The following assets shall be excluded from the Purchased Assets and shall be retained by Seller:

          (i) Cash. Bank accounts, cash on hand and cash equivalents of Seller in existence on the Closing Date.


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          (ii) Accounts Receivable. All cash accounts receivable (excluding trade and barter) to the extent relating to or arising out of the operation of the Stations through 11:59 P.M. local time on the date of commencement by Buyer of broadcasting on the Stations pursuant to the TBA (the "TBA Effective Time") (all of the foregoing accounts receivable, the "Receivables").

          (iii) Personal Property Disposed Of. All tangible personal property disposed of or consumed in the ordinary course of the business of the Stations as permitted under Section 5.01 or with the written consent of Buyer between the date hereof and the Closing Date.

          (iv) Insurance. All right, title and interest under all insurance policies or contracts of insurance and all claims or other rights to payment thereunder.

          (v) Certain Contracts. Any contracts entered into by Seller or to which Seller is bound, except for Assumed Contracts.

          (vi) Investment Securities. All investment securities of Seller.

          (vii) Corporate Name, Books and Records. Seller's corporate name, Multi-Market Radio of Myrtle Beach, Inc., corporate books and records.

          (viii) Deposits. All deposits paid by Seller in connection with any lease or agreement affecting the Stations and listed on Schedule 1.01(b)(viii).

         Section 1.012. Purchase Price.

         (a) Purchase Price; Assumption of Liabilities. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, undertakings and agreements of Seller made hereunder, and in consideration of such sale, conveyance, transfer, assignment and delivery, Buyer agrees:

          (i) to pay to Seller the amounts set forth in Sections 1.02(b)(ii) and 1.02(b)(iii), which payment amounts


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     total $5,125,000 (assuming each of the Deferred Payments (as defined below) is made) (the "Purchase Price"); and

          (ii) to undertake, assume and agree to perform and otherwise pay, satisfy and discharge in accordance with their respective terms, and to indemnify and hold Seller harmless with respect to, each of the debts, liabilities and obligations of Seller specified in the Undertaking.

Except as and to the extent expressly provided in this Agreement, nothing herein shall be interpreted as constituting an assumption by Buyer, or as requiring Buyer to pay or otherwise be responsible for, and Buyer expressly disclaims any liability or obligation of Seller other than the liabilities and obligations of Seller specified in the Undertaking. Seller shall retain and be solely responsible for paying or otherwise discharging or satisfying any and all other liabilities and obligations of Seller, including but not limited to:
(i) liabilities under contracts which are not assumed by Buyer and (ii) employment or personnel-related liabilities or obligations of Seller, including obligations or liabilities arising from or in connection with any employee benefit plan, program or arrangement sponsored or maintained by Seller.

         (b) Payment of Purchase Price.

          (i) Deposit.

               (A) Buyer shall, upon execution and delivery of this Agreement, deposit an amount of $350,000 (the "Deposit") with an escrow agent (the "Escrow Agent") pursuant to an escrow agreement (the "Escrow Agreement") in the form attached hereto as Exhibit A.

               (B) If this Agreement is subsequently terminated prior to the Closing as a result of an uncured breach or default in any material respect by Buyer of its representations, warranties and agreements hereunder or under the TBA, and neither Seller nor the Stockholder is in breach or default in any material respect of its representations, warranties and agreements hereunder, the Deposit, together with all earnings thereon, shall be paid


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          to Seller as liquidated damages for such breach or default (the
          "Liquidated Damages");

               (C) If this Agreement is terminated prior to the Closing for any reason other than a reason specified in the immediately preceding paragraph, upon Buyer's request, the Deposit and all earnings thereon (such aggregate amount being referred to as the "Repayment Amount") shall be paid to Buyer, and, upon receipt by Seller and the Escrow Agent of a request made by Buyer therefor, Buyer and Seller shall instruct the Escrow Agent to pay to Buyer the Repayment Amount.


          (ii) Payment of Closing Purchase Price.

               Upon consummation of the Closing, the Deposit shall be paid to the Sellers and applied in partial satisfaction of the Purchase Price payable to Seller. All earnings on the Deposit shall be paid to Buyer.

          (iii) Payment of Deferred Purchase Price.

               (A) After the Closing, Buyer agrees to pay to Seller the balance of the Purchase Price in installments (each such payment, a "Deferred Payment") in accordance with the following schedule. Each Deferred Payment shall be made on the date that falls in the month specified below for such Deferred Payment and which corresponds to the Closing Date. If such date falls on a day which is not a business day, the payment shall be made on the next business day thereafter.



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                                         Month After
                                         Closing In
                                         Which Payment
           Amount                        Shall Be Made
           ------                        -------------

           $75,000                       Third month
           $75,000                       Sixth month
           $75,000                       Ninth month
           $875,000                      Twelfth month
           $150,000                      Fifteenth month
           $750,000                      Eighteenth month
           $150,000                      Twenty-first month
           $825,000                      Twenty-fourth month
           $600,000                      Thirtieth month
           $400,000                      Thirty-sixth month

           $400,000                      Forty-second month

           $400,000                      Forty-eighth month

               (B) Buyer may, without any cost or penalty, prepay any one or more of the Deferred Payments set forth in this Section 1.02(b)(iii) by paying to Seller on any business day on or after the Closing Date the present value (as of the date of prepayment) of such Deferred Payment, such present value to be calculated using a discount rate equal to 10% per annum. For illustrative purposes and without limiting the foregoing, Schedule 1.02(b)(iii)(B) hereto sets forth for each of the dates indicated thereon the amount that would be required to be paid if all of the remaining Deferred Payments were prepaid on such date, assuming that all Deferred Payments due and payable prior to such date have been paid in full.

               (C) Each Deferred Payment shall be deemed to be comprised of a principal component and an interest component. Such interest component shall be calculated using an interest rate equal to 10% per annum.

               (D) At the Closing, Buyer shall, to the extent permitted under applicable law or other


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          restrictions applicable to such assets, grant to Seller, or cause to be granted to Seller, a first priority security interest (the "Security Interest") in the Purchased Assets pursuant to the Security Agreement in the form attached hereto as Exhibit H (the "Security Agreement") and in the equity interests of Buyer pursuant to the Pledge Agreement in the form attached hereto as Exhibit I
          (the "Pledge Agreement"), subject only to liens in existence as of the Closing and other than permitted liens as provided in the Security Agreement and the Pledge Agreement in each case. The Security Interest shall secure the obligations of Buyer to pay the Deferred Payments. In addition, Buyer's obligation to pay the Deferred Payments shall be guaranteed by Pinnacle Broadcasting Company, Inc., a Delaware corporation ("Pinnacle"), pursuant to a Guaranty Agreement; provided, however, that (1) the obligations of Pinnacle under such Guaranty shall be fully subordinate to the obligations of Pinnacle to its lender and that (2) such Guaranty Agreement shall be in form and substance satisfactory to Pinnacle's lender.

               (c) Allocation of Purchase Price. Seller and Buyer agree that Buyer shall cause the Purchased Assets to be appraised promptly after the Closing by a reputable appraiser, selected by Buyer, experienced in broadcast properties and that such appraisal shall be used by both parties in allocating the value of the Purchased Assets to the Purchase Price for federal tax purposes. Buyer shall pay all fees incurred in connection with such appraisal. Buyer shall furnish a copy of such appraisal to Seller within thirty (30) days after it is completed.

     Section 1.013. Instruments of Conveyance, Transfer, Assumption, Etc. (a) Seller shall properly execute and deliver to Buyer at the Closing:

          (i) a Bill of Sale;

          (ii) assignments and consents to assignments, in form satisfactory to Buyer, with respect to each of the contracts and other agreements and rights to be assigned to


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           Buyer hereunder which require for such assignment the
           consent or waiver of any third party;

          (iii) general warranty deeds in proper form for recordation and otherwise satisfactory in form and substance to Buyer's counsel sufficient to vest in Buyer good, marketable and insurable title to the real property described in Schedule 3.10;

          (iv) the Non-Compete Agreement;

          (v) Certificates of the respective Secretaries of State of the States of Delaware and South Carolina as to the legal existence and the good standing of Seller in Delaware and the qualification of Seller to conduct business as a foreign corporation and the good standing of Seller in South Carolina; and

          (vi) a certificate of the Secretary of Seller, as to:

               (A) The certificate of incorporation and By-laws of Seller (copies of which shall be attached to such certificate);

               (B) The resolutions of the Board of Directors of Seller (copies of which shall be attached to such certificate) authorizing the execution and delivery of the Acquisition Agreements to which it is a party and the consummation of the transactions contemplated thereby; and

               (C) Incumbency and specimen signatures of the officers of Seller and other representatives, if any, of Seller who negotiated the transactions contemplated hereby and/or signed any agreements, documents, instruments or certificates in connection herewith; and

          (vi) the certificate required pursuant to Section 6.03(b).

     (b) Buyer shall properly execute and deliver to Seller at the Closing:


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          (i) The Undertaking;

          (ii) Certificates of the respective Secretaries of State of the States of Delaware and South Carolina as to the legal existence and the good standing of Buyer in Delaware and the qualification of Buyer to conduct business as a foreign corporation and the good standing of Buyer in South Carolina;

          (iii) A certificate of the Secretary of Buyer, certifying on behalf of Buyer, as to:

               (A) The certificate of incorporation and By-laws of Buyer (copies of which shall be attached to such certificate);

               (B) The resolutions of the Board of Directors of Buyer (copies of which shall be attached to such certificate) authorizing the execution and delivery of the Acquisition Agreements to which it is a party and the consummation of the transactions contemplated thereby; and

               (C) Incumbency and specimen signatures of the officers of Buyer and other representatives, if any of Buyer who negotiated the transactions contemplated hereby and/or signed any agreements, documents, instruments or certificates in connection herewith; and

          (iv) the certificate required pursuant to Section 6.02(b).

     Section 1.014. Proration.

     (a) Apportionment of Income and Expense. Seller shall be entitled to all cash income (excluding trade and barter) received from, and shall be responsible for all expenses arising out of, the operations of the Stations through the TBA Effective Time. Buyer shall be entitled to all income received from the operations of the Stations after the TBA Effective Time. After the TBA Effective Time and through the Closing Date, all expenses arising out of the operations of the Stations shall be allocated between Buyer and Seller as provided in the TBA. All items of


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expense that are, under the terms and conditions of the TBA, the responsibility of Seller on or before the Closing Date and that overlap the Closing Date, including without limitation the following, shall be prorated between Seller and Buyer as of 12:00:01 A.M. local time (the "Determination Time") on the Closing Date (the "Prorations"):

          (i) Prepaid expenses arising from payments made for goods or services prior to the Determination Time where all or part of the goods or services have not been received or used by the Determination Time (for example, rents paid in advance for a rental period extending beyond the Determination Time);

          (ii) Utility services, rent, accrued sales commissions and business and professional services;

          (iii) Personal and real property taxes and utilities charges related to the Station or in respect of any of the Purchased Assets; and

          (iv) Unearned prepayments received by Seller in connection with any agreement assumed by Buyer.

         (b) Determination and Payment. Prorations shall be completed, insofar as reasonably possible, on the TBA Effective Time and on the Closing Date and in the case of Prorations on the Closing Date shall be paid by way of adjustment to the Purchase Price to the extent then determined. As to Prorations that cannot be made on the TBA Effective Time or on the Closing Date, as applicable, within ninety (90) days after the TBA Effective Time or the Closing Date, as applicable, Buyer and Seller shall determine all such Prorations. Within ten (10) days thereafter Buyer shall pay in cash to Seller or Seller shall pay in cash to Buyer, as the case may be, the net amount due. If Buyer and Seller do not agree upon the Prorations, the dispute shall be referred to a firm of independent Certified Public Accountants, mutually acceptable to Seller and Buyer, whose decision shall be final, and whose fees and expenses shall be shared equally by Seller and Buyer.

     Section 1.015. Receivables. As soon as available after the TBA Effective Time (but in any event within ten (10) days thereafter), Seller shall deliver to Buyer an itemized schedule of the Receivables, listing each debtor, the amounts due


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and whether (and when) the debtor has been billed (the "Accounts Receivable
Schedule") and an itemized schedule of all accounts payable of Seller arising out of the operation of the Stations before the TBA Effective Time (the "Payables"). For ninety days following the TBA Effective Time (the "Collection Period"), Buyer shall, subject to the other provisions contained in this
Section 1.05, use commercially reasonable efforts to act as Seller's agent in collecting the Receivables and paying, out of collections on the Receivables, the Payables. Seller shall deliver to Buyer on the TBA Effective Time any power of attorney necessary for such collection. Buyer shall collect the Accounts Receivable without commission or compensation, except for payment of commissions and compensation payable to employees and other parties incurred in the ordinary course of business of the Stations consistent with Seller's past practice, and forty-five (45) days following the TBA Effective Time and ninety (90) days after the TBA Effective Time (such 90 day period, the "Collection Period"), Buyer shall remit to Seller all amounts collected by Buyer on Receivables in excess of the amount of payments on Payables. Thereafter, Buyer shall remit any other amounts collected by it for Receivables, subject to any offset arising hereunder. Buyer shall have no liability or obligation with respect to Payables except to act as Seller's agent to make payments on Payables out of Receivables actually collected. Without the express written consent of Seller, Buyer shall not compromise or settle for less than the full value any Receivables. Buyer shall not incur any liability as the result of failure to collect any Receivables and shall not be required to incur any expense or institute suit (or engage in any dunning) to collect any Receivables. Buyer and Seller shall cooperate to facilitate Buyer's collection of Receivables hereunder (e.g., by execution and delivery of necessary powers of attorney for the deposit of checks). At the end of the Collection Period, Buyer shall have no further obligation with respect to any Receivables uncollected within the Collection Period. All monies relating to the Receivables during the Collection Period shall be first applied toward the payment of the Receivables listed on the Accounts Receivable Schedule, except that, if any debtor shall dispute in writing a Receivable, Buyer shall promptly notify Seller thereof; Seller shall have ten (10) business days from receipt of such notice to investigate and/or adjust such account without communicating with the debtor, except with the prior consent of Buyer and if, at the end of said ten business days, Buyer has not received a writing from the debtor that the dispute has been adjusted to the debtor's satisfaction, Buyer may return


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such account to Seller and thereafter deal with such debtor as if it were not on the Accounts Receivable Schedule, i.e., without the obligation of applying funds subsequently received from such debtor to the Receivables, and Buyer shall return any uncollected Receivables to Seller. To the extent Buyer receives any proceeds from any Receivables which are returned to Seller after the Collection Period, Buyer will immediately remit the same to Seller.

         Section 1.016. Risk of Loss. The risk of loss by force majeure or for any other event or reason (including but not limited to loss, damage, condemnation, requisition or destruction) to the Purchased Assets (hereinafter, collectively, a "Loss") between the date of this Agreement and the Closing Date shall be on Seller, except to the extent arising out of an uncured breach by Buyer of its obligations under the TBA or the gross negligence or willful misconduct of Buyer. Seller shall take all reasonable steps to repair, replace and restore the Purchased Assets or the Stations as soon as possible after any Loss, it being understood that all insurance proceeds received before the Closing shall be applied to or reserved for such replacement, restoration, or repair.

         Section 1.017. Further Assurances. At the Closing and from time to time after the Closing, (a) at the request of Buyer and without further consideration, Seller shall promptly execute and deliver to Buyer such certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action, as may reasonably be required by Buyer to confirm more effectively any obligation assumed by Buyer pursuant to the Undertaking, and to sell, convey, assign and transfer to and vest in Buyer or to put Buyer in possession of the business and any property or asset to be sold, conveyed, assigned, transferred and delivered hereunder or under a Bill of Sale or the deeds referred to above, and (b) at the request of Seller and without further consideration, Buyer shall promptly execute and deliver to Seller such certificates and other instruments of assumption and take such other action as may be reasonably required by Seller to confirm and carry out more effectively the assumption by Buyer of the obligations of Seller assumed by Buyer pursuant to the Undertaking.




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                                  ARTICLE II.

                     CLOSING AND TERMINATION OF AGREEMENT

     Section 1.021. Closing. The Closing of the transactions provided for herein (the "Closing" or "Closing Date") will take place at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, NY 10004, at 10:00 A.M. (New York City time) within ten (10) days after satisfaction of the Closing Conditions contained in Section 6.01 and 6.03(h), or at such other place, time and date as may be agreed upon by Buyer and Seller.

     Section 1.022. Termination. Anything contained in this Agreement other than in this Article II to the contrary notwithstanding, this Agreement may be terminated prior to the Closing:

         (a) by mutual consent of Buyer and Seller;

         (b) by either Buyer or Seller if, due to a condition that is not caused by a breach or default in any material respect by it of its representations, warranties and agreements hereunder, or under the TBA, as the case may be, including the failure to obtain any Final Order from the FCC required as a condition to Closing hereunder, the sale hereunder is not consummated on or before September 30, 1997 (or such later date as may be agreed upon in writing by the parties hereto);

         (c) by either Buyer or Seller, if the other party to this Agreement breaches or defaults upon in any material respect its representations, warranties and agreements hereunder, or under the TBA (and the TBA is terminated), as the case may be, and the terminating party is not in breach or default in any material respect of its representations, warranties and agreements hereunder, or under the TBA, provided that this clause (c) shall not apply if such breach or default has been, or the party in breach or default provides adequate assurance that, on or before the scheduled Closing, such breach or default will be, fully cured; and

         (d) by Buyer (i) in the event of any material loss, damage, condemnation, or destruction of the Stations or the Purchased Assets or any part thereof as described in


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Section 1.06, except to the extent arising out of an uncured breach by Buyer of its obligations under the TBA or the gross negligence or willful misconduct of Buyer; and (ii) if the FCC has denied any of the consents to assignment of the license(s) required as a condition to Closing under this Agreement, or has granted any such consents with any condition materially adverse to Buyer.

         (e) by Seller, (i) in the event that a Phase I environmental survey (the "Phase I") procured by Buyer with respect to the Purchased Assets indicates that an environmental condition exists that would result in a breach of a representation or warranty or would entitle Buyer to indemnification by Seller, and the cost of remediating such condition or satisfying such indemnification obligation would exceed $50,000; or (ii) the cost of installation by Seller of any pollution control equipment or other equipment to bring the facility into compliance with any Environmental law would exceed $50,000.

The foregoing notwithstanding, Seller shall not be entitled to terminate this Agreement under Sections 2.02(a) and 2.02(b) hereof unless and until Seller shall have first authorized the release to Buyer of all amounts held by the Escrow Agent pursuant to the Escrow Agreement, and Seller shall promptly authorize the release to Buyer of such escrow amounts upon the exercise by Buyer of its rights under this Section 2.02 to terminate this Agreement. In the event that Buyer breaches or defaults upon in any material respect its representations, warranties and agreements hereunder and Seller terminates this Agreement under clause (c) above, Seller (or its permitted assignees) shall be entitled to the benefits of Section 1.02(b)(i) hereof as its sole and exclusive remedy. In the event that Seller breaches or defaults upon in any material respect its representations, warranties and agreements hereunder, Buyer may pursue and obtain whatever remedies may be available to it at law or in equity, provided that, in the case of a breach by Seller prior to Closing, Buyer may either (i) terminate the Agreement and recover all of its out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and the enforcement of its rights hereunder and any Losses arising out of third-party litigation, claims, actions, suits, proceedings or demands, or (ii) bring an action for specific performance and recover all of its out-of-pocket costs and expenses incurred in connection with this Agreement and the


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transactions contemplated hereby and the enforcement of its rights hereunder and any Losses arising out of third-party litigation, claims, actions, suits, proceedings or demands.


                                 ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF SELLER

                 Seller represents and warrants to Buyer that:

     Section 1.031. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to conduct its business as such business is now being conducted.

     Section 1.032. Licenses and Permits. (a) Schedule 3.02 hereto contains a true and complete list of all material Federal, state, local and foreign governmental licenses and permits necessary, used or useful in the operation of either of the Stations or the ownership of the Purchased Assets (including but not limited to all of the FCC Licenses, together with the call letters for the Stations, and all other licenses, authorizations and permits with respect to the Stations for which Seller has made application to the FCC); all Federal, state, local and foreign governmental or judicial consents, orders, decrees and other compliance agreements under which any of the Stations is being operated or by which Seller is bound; and all available reports of inspection, if any, relating to the Purchased Assets from the date of acquisition of the Stations by Seller of the Stations to the date hereof under all applicable, Federal, state and local environmental, health and safety laws and regulations. The FCC Licenses expire on the respective dates indicated on
Schedule 3.02. Seller has, and is operating in compliance with, all material permits, licenses, approvals, and authorizations of all Federal, state and local authorities necessary for it to carry on its business as presently conducted and all such permits, licenses, approvals and authorizations have been validly obtained, are in full force and effect and, to the best of Seller's knowledge, no suspension or cancellation of any of them is threatened.

         (b) Except as set forth in Schedule 3.02, the FCC Licenses are free and clear of any conditions or restrictions which would limit the full operation of the Stations or which would have a material adverse effect on the assets, liabilities, condition (financial or otherwise), results of operations, business or business prospects of the Stations ("Material Adverse Effect"), and, except as set forth in Schedule 3.02, there is not pending, or to the best of Seller's knowledge, threatened before the FCC, (i) any application, proceeding or complaint relating to the FCC Licenses that might result in the modification, suspension, revocation, termination, short-term renewal or non-renewal of, or imposition of any condition with respect to, any of the FCC Licenses or which would have a Material Adverse Effect on the operation of the Stations, or (ii) any FCC inquiry, investigation, order to show cause, notice of violation, notice of apparent liability, notice of forfeiture, complaint, or request for information against the Seller with respect to either of the Stations or Seller's qualification to serve as a broadcast licensee. The Stations are properly identified by their current respective call letters and each transmitter operated by Seller is transmitting at the frequency and power for which Federal, state and local government authorization has been obtained and in accordance with all applicable FCC standards and procedures with respect to exposure to RF radiation, including compliance, prior to Closing, with the standards set forth in the new RF guidelines (Report and Order, FCC 96-326 (released Aug. 1, 1996); 61 Fed. Reg. 41006). Seller, the Purchased Assets and the Stations are in compliance in all material respects with the FCC Act and the rules, regulations and policies promulgated thereunder and all FCC Licenses. All reports and other information relating to the Stations and the Purchased Assets required to be filed with the FCC have been duly and timely filed; and all of such reports and information are complete and correct in all material respects and comply in all material respects with the requirements of the FCC Act and the rules, regulations and policies promulgated thereunder.

     Section 1.033. No Violation. Neither Seller nor any of the Purchased Assets is subject to or bound by any provision of:

         (a) any law, statute, rule, regulation or judicial or administrative decision (provided that the transactions contemplated hereby are subject to the FCC Act and the rules, regulations and policies thereunder);

         (b) articles or certificate of incorporation or By- laws;

         (c) mortgage, deed of trust, lease, note, bond, indenture, other instrument or agreement, license (other than the FCC Licenses) permit, trust, custodianship, other restriction; or

         (d) any decision, judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

that could prevent or be violated by or under which there would be a default as a result of, nor is the consent of any Person which has not been obtained and which has not been specified in Schedule 3.03 required for, the execution, delivery and performance by Seller of any of the Acquisition Agreements to which it is or will be a party.

     Section 1.034. Authority. Seller has full corporate power and authority to enter into each of the Acquisition Agreements to which it is or will be a party and to consummate the transactions contemplated hereby. Each of the Acquisition Agreements has been (or will be at the Closing) duly executed and delivered by Seller to the extent it is a party thereto and (assuming valid execution and delivery by Buyer) is a valid and binding obligation of Seller to the extent it is a party thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the rights of creditors and to equitable principles which may affect the availability of the remedy of specific performance. The execution and delivery of, and performance by Seller of its obligations under, each of the Acquisition Agreements to which it is or will be a party have been duly authorized by all necessary corporate action of Seller.

     Section 1.035. Financial Statements. (a) Seller has heretofore furnished Buyer with complete and correct copies of (i) unaudited financial statements of Seller for each of the three fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993, including balance sheets, statements of income and statements of cash flows; and (ii) unaudited financial statements of Seller for the seven months ended July 31, 1996, including a balance sheet, statement of income and statement of changes in financial position for such period, and the report of the chief financial officer of Seller with respect to such unaudited financial statements.

         (b) All such unaudited financial statements are complete and correct in all material respects, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, reflect all liabilities of Seller, including contingent liabilities, and present fairly the financial condition of Seller at such dates and results of operations and cash flows for the periods then ended. The information contained in all such unaudited financial statements is the same as that used in the audited financial statements of Multi-Market Radio, Inc., a Delaware corporation, the owner of 100% of the outstanding capital stock of Seller, without any material changes in the account information or accounting principles utilized therein.

         (c) There are no liabilities, debts, obligations, or claims against, Seller, the Purchased Assets or the Stations, of any nature, whether absolute or contingent, except (i) as and to the extent reflected or reserved against on the balance sheet of Seller as of July 31, 1996; or (ii) specifically described and identified as an exception to this paragraph in any of the Schedules delivered to Buyer pursuant to this Agreement; and (iii) incurred since December 31, 1995 in the ordinary course of business consistent with prior practice.

         (d) Since December 31, 1995, Seller has maintained, and until the TBA Effective Time, Seller shall maintain, the level of promotional expenditures provided for in Seller's budget for calendar year 1996 through the date hereof and through the TBA Effective Time, respectively.

     Section 1.036. Records. Seller has made available for inspection by representatives of Buyer and Buyer's Lenders and stockholders all the books of account of Seller with respect to the assets, liabilities, condition (financial and otherwise) and business conducted by Seller. Such books of account of Seller reflect substantially all the transactions and other matters required under generally accepted accounting principles to be reflected therein.

     Section 1.037. Disclosure Schedules. Seller has delivered to Buyer complete and correct Schedules and complete and correct copies of documents underlying a disclosure on a Schedule.

     Section 1.038. Taxes. All material Federal, state and local taxes or assessments due and payable in respect of Seller for all periods, including interest and penalties, have been paid, and there is no tax levy against any of the Purchased Assets. No unsettled claim for any tax or assessment or levy for which Seller may become liable has been asserted. Seller has not failed to file timely any tax returns, tax reports or other related tax information required by law to be filed.

     Section 1.039. Title to and Condition of Certain Purchased Assets and Description of Purchased Assets. Schedule 3.09 is a complete and correct list of all machinery, inventory, equipment (including but not limited to all towers and broadcasting and transmitting equipment), furniture, furnishings, leasehold improvements, vehicles, buildings and other tangible physical assets (other than office supplies used in the ordinary course of business) and fixtures (as of the date hereof) of Seller or used or held for use in the business and operations of the Stations. Seller has (and will have at the Closing) good, valid and marketable title (and Buyer shall receive such title of Seller by delivery of the Bill of Sale), to all of the Purchased Assets which do not constitute real property, free and clear of all Encumbrances except for Permitted Encumbrances. Schedule 3.09 sets forth all Encumbrances with respect to the Purchased Assets (other than Purchased Assets constituting an interest in real property). All of the material machinery, equipment and other tangible physical assets of Seller to be transferred hereunder (including, without limitation, those reflected in Schedule 3.09 or acquired since the date of Schedule 3.09) are in a good state of maintenance, repair and operating condition in order to conduct the business of Seller as now conducted, ordinary wear and tear excepted. The Purchased Assets are used by or are useful to Seller in the ordinary course of business as presently conducted and constitute all of the assets and properties used in or necessary to conduct and operate the Stations consistent with past practice.

     Section 3.10. Real Property. (a) Schedule 3.10 sets forth a complete and correct legal description and street address (including lot and block number, if any) of each and every parcel of real property or interest therein owned in whole or in part by Seller or held for the benefit of Seller under a title-holding agreement or held under a lease or otherwise used by Seller, in each case indicating the nature of such ownership, holding, or use; and complete and correct copies of each and every of the following in the possession of Seller: (i) title report, title binder, survey document and datum affording information or opinions with respect to, certifying to, or evidencing the extent, current title, title history, title marketability, use, possession, restriction or regulation, if any (governmental or otherwise), and compliance with applicable laws of (A) the real property or (B) any estate or interest in (or in the nature of) real property or in a land or building lease or chattel real; (ii) deed or title-holding or trust agreement, if any, under which any of the parcels may have been conveyed to Seller under which the same may be held for the benefit of Seller; (iii) leases; and (iv) certificates of occupancy. Schedule 3.10 sets forth all Encumbrances with respect to the Purchased Assets constituting an interest in real property. None of the exceptions to title listed in the title report procured by Buyer after the date hereof in connection with the real property transferred by Seller as described in Schedule 3.10 materially detracts from or interferes with the present use of any such property subject thereto or affected thereby and each and every such exception to title taken with each and every other exception to title affecting real property of Seller does not materially adversely impair the business operations of Seller.

         (b) Seller has complete and good and valid rights of ingress and egress to and from all the real property owned or leased by it from and to the public street systems for all usual street, road and utility purposes. Seller has not received and does not know of any notice or any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning law, regulation or other law, order, regulation or requirement relating to or affecting any of its operations, properties or assets; and no such proceeding has been threatened or commenced and, to the best of Seller's knowledge, no such violation exists. All of the buildings, structures, transmitter sites, towers, antennae and other improvements which constitute a Purchased Asset (i) to the best of Seller's knowledge, are located within the boundary lines and applicable set back lines of real property interests constituting Purchased Assets, (ii) to the best of Seller's knowledge, do not encroach on any easements or on any real property interest, other than a Purchased Asset, and
(iii) comply in all material respects with all local zoning requirements and conform with the uses permitted thereunder and do not constitute "non-conforming uses."

         (c) Seller has on the date hereof, and, upon delivery by Seller to Buyer at the Closing of (i) the Bill of Sale; (ii) the Deeds; and (iii) the assignments with full covenant and warranty in proper form for recordation of Seller's entire interest in all leases specified in Schedule 3.10, and Buyer at such time shall thereby receive, good and marketable title to all of the real property (including all improvements thereon) owned by Seller or held for the benefit of Seller under any title holding agreement as specified in
Schedule 3.10, in the condition specified in this Section 3.10, free and clear of all Encumbrances except Permitted Encumbrances.

         (d) All of the buildings, improvements and fixtures owned or leased by Seller are in a good state of repair, maintenance and operating condition, ordinary wear and tear excepted, in order to conduct the business of Seller as now conducted.

         (e) All of the radio transmitter sites, towers and antennae used or held for use in the business and operations of the Stations are located on real property constituting a Purchased Asset.

     Section 3.11. Contracts and Bids. Schedule 3.11 sets forth a complete and correct list of all material contracts, agreements and commitments (including all trade and barter arrangements); written and oral leases and occupancy or use agreements (other than those included in Schedule 3.11); security deposits under leases; licenses (other than those listed in Schedule 3.02); franchises; and, with respect to each item in each category referred to above, a specification as to whether the consent of any third person or agency is required for the assignment thereof. All of the contracts and agreements of Seller required to be listed in Schedules 3.10 and 3.11 are in full force and effect in accordance with their respective terms, covenants and conditions. Copies of the documents listed in such Schedules have been made available for inspection by Buyer. Seller, and, to the best of its knowledge, the other party thereto, is not in default under any of such contracts and agreements.

     Section 3.12. Absence of Litigation. Schedule 3.12 sets forth all demands, claims, actions, suits, litigation, governmental or arbitral proceedings, investigations or labor disputes pending or, to Seller's knowledge, threatened against

Seller (to the extent relating to the Stations or Seller) or any of the Purchased Assets or to which Seller or any of Seller's employees (to the extent relating to the Stations or Seller) is a party. Except as described in
Schedule 3.12, there is no demand, claim, action, suit, litigation or governmental or arbitral proceeding, investigation or labor dispute pending or, to the best of Seller's knowledge, threatened against Seller (to the extent relating to the Seller or the Stations) or any of the Purchased Assets or to which Seller or any of Seller's employees (to the extent relating to the Stations or Seller) is a party or any basis for any of the foregoing and all files of Seller and its counsel with respect to such litigation and other matters described in Schedule 3.12 have been made available to counsel for Buyer by Seller.

     Section 3.13. Non-infringement of Certain Rights. Schedule 3.13 sets forth all trademark registrations, service mark registrations, patents, copyrights (whether common law or statutory) and applications for all of the foregoing (including information as to expiration dates of all the foregoing where applicable) presently owned or used by or held for use by Seller, or to which Seller is equitably entitled. Seller possesses all trademarks, trade names, labels or other marks, patents, call letters, copyrights, trade secrets and other proprietary intellectual property necessary to conduct its business as now being conducted. None of the trademarks, trade names, labels or other marks or copyrights used by Seller, infringe the trademark, trade name, label, other mark, right or copyright of any other person or entity, and Seller has not received any notice of adverse claim by any third party with respect thereto.

     Section 3.14. Absence of Material Change, Etc. As of the date hereof, there has been no material adverse change (or changes which in the aggregate are materially adverse) since December 31, 1995 in the assets, liabilities, condition (financial or otherwise), results of operations, business or prospects of Seller, the Purchased Assets or the Stations, including without limitation, any material damage, destruction or loss (whether or not covered by insurance); any material adverse change in managerial, supervisory, sales, technical or other key employees or agents; any material adverse change in customers or ratings of the Stations, or any discontinuance, cancellation or material interruption of any business, broadcast transmission or project.

     Section 3.15. Absence of Changes or Events. Except as disclosed in
Schedule 3.15, since December 31, 1995 Seller has not:

         (a) entered into any material transaction other than in the ordinary course of business;

         (b) leased, licensed, mortgaged, pledged or subjected to any lien or encumbrance any of its assets, tangible or intangible;

         (c) exercised any option or other right; canceled any debt or claim or waived any right of substantial value; sold, conveyed or transferred any of its properties or assets; or contracted or otherwise agreed to do any of the foregoing;

         (d) granted any general or uniform increase in the compensation (including any bonus, pension or other commitment) of employees; or granted any substantial increase in any compensation payable or to become payable by it to any employee or agent whose annual rate of compensation is or would then be in excess of $10,000;

         (e) made any capital expenditures or commitments for additions to property or equipment, other than ordinary repairs and maintenance;

         (f) made any changes in any of its methods of accounting or in any of its accounting principles;

         (g) sold or otherwise transferred assets of the type referred to in
Section 3.09 or 3.10;

         (h) disposed of or permitted to lapse any trademark, trademark registration, service mark, service mark registration, copyright, copyright registration, or any trademark, service mark, or copyright application, or failed to make timely application therefor.

     Section 3.16. Governmental Consents. No consent by, approval or authorization of or filing, registration or qualification with any Federal or state authority is required for the negotiation, execution, delivery or performance by Seller of this Agreement other than the consent of the FCC.

     Section 3.17. Insurance. Schedule 3.17 sets forth all policies of insurance presently in force with respect to Seller and, without restricting the generality of the foregoing, those covering their personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations. All of such policies are in full force and effect, and Seller has not received any notice of termination or cancellation.

     Section 3.18. Compliance With Law. (a) Except as disclosed in Schedule 3.18(a), the operations and activities of the Stations and the Purchased Assets have complied and are in compliance in all material respects with all applicable Federal, state and local laws, including, without limitation, health and safety statutes and regulations ("Laws") and all Environmental Laws, including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

         (b) Schedule 3.18(b) sets forth: (i) all Federal, state, local and foreign governmental licenses, permits and other authorizations ("Permits") of the Purchased Assets; and (ii) all reports of inspection of the Purchased Assets to the date hereof under all applicable Federal, state and local health and safety laws and regulations. Seller has heretofore delivered to Buyer complete and correct copies of all of the foregoing and applications relating thereto.

         (c) Except as disclosed in Schedule 3.18(c), Seller has obtained all Permits that are (i) required under all Federal, state and local laws, including the Environmental Laws, for the ownership, use and operation of each location owned, operated or leased by Seller in connection with the Purchased Assets (the "Property") or (ii) otherwise necessary in the conduct of the business of the Purchased Assets. Except as disclosed in Schedule 3.18(c), all such Permits are in effect, no appeal nor any other action is pending to revoke any such Permit, and each of Seller is in full compliance with all terms and conditions of all such Permits.

         (d) Seller has heretofore delivered to Buyer true and complete copies of all environmental studies in Seller's possession, made in the last ten years relating to the Property or any other property or facility previously owned, operated or leased by Seller.

         (e) Except as disclosed in Schedule 3.18(e), there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter existing or pending relating to Seller or the Property or any other property or facility now or formerly owned, operated or leased by Seller or, to the best of Seller's knowledge, threatened relating to Seller or the Property (or any such property or facility) and relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as disclosed in Schedule 3.18(e), Seller has not received any notice or order from any governmental agency or private or public entity advising it that Seller is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants or Contaminants or any other waste or substance, and Seller has not entered into any agreements concerning such Cleanup, nor is Seller aware of any facts which might reasonably give rise to such notice, order or agreement.

         (f) Except as disclosed in Schedule 3.18(f), Seller has not, and to the best of Seller's knowledge, no other Person has, Released, placed, stored, buried or dumped any Hazardous Substances, Oils, Pollutants or Contaminants or any other wastes produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, on, beneath, or adjacent to the Property (or any other property or facility formerly owned, operated or leased by Seller) except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of Seller or any Subsidiary (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that there has been no Release of any such substances into the environment).

         (g) Except as disclosed in Schedule 3.18(g), to the best of Seller's knowledge, no Release or Cleanup occurred at the Property (or any other property or facility formerly owned, operated or leased by Seller) which could result in the assertion or creation of a lien on the Property by any governmental body or agency with respect thereto, nor has any such assertion of a lien been made by any governmental body or agency with respect thereto.

         (h) Except as disclosed in Schedule 3.18(h), to the best of Seller's knowledge, no employee of Seller in the course of his or her employment with Seller has been exposed to any Hazardous Substances, Oils, Pollutants, Contaminants or other substance, generated, produced or used by Seller which could give rise to any claim against the Purchased Assets.

         (i) Except as disclosed in Schedule 3.18(i), to the best of Seller's knowledge, the Property does not contain any: (a) underground storage tanks;
(b) asbestos; (c) equipment using PCBs; (d) underground injection wells; or
(e) septic tanks in which process wastewater or any Hazardous Substances, Oils, Pollutants or Contaminants have been disposed.

     Section 3.19. Benefit Plans and Agreements; ERISA. (a) Schedule 3.19(a) attached hereto sets forth the name, current annual compensation rate (including bonus and commissions), title, vacation policy, severance policy and sick leave policy, current base salary rate; collective bargaining, union or other employee association agreements; employment, managerial, advisory and consulting agreements; employee confidentiality or other agreements protecting proprietary processes, formulae or information to the extent relating to the Stations (other than employee handbooks); any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended; each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")), stock purchase plan, stock option plan, fringe benefit plan, bonus plan and any other deferred compensation agreement or plan or funding arrangement sponsored, maintained or to which contributions are made (or are required to be made) by Seller with respect to the employees of Seller (collectively, the "Benefit Plans"); and the amount of any unfunded liabilities, including medical coverage, arising under any Benefit Plan, and the identity of the plan, fund, or arrangement giving rise thereto.

         (b) Except as set forth on Schedule 3.19(b), Seller (1) is not a party to any collective bargaining agreement, employment or consulting agreement covering any employee of Seller; and (2) has not announced or otherwise made a commitment to create any bonus, option, deferred compensation, pension, profit-sharing or retirement plan or arrangement, severance arrangement or other fringe benefit plan covering any employee of Seller.

         (c) The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereunder will not result in any obligation or liability (with respect to accrued benefits or otherwise) of Buyer to any employee or former employee of Seller.

         (d) Except as set forth on Schedule 3.19(d), with respect to any employee of Seller, Seller has not at any time contributed to (or been obligated to contribute to) any multiemployer plan within the meaning of
Section 4001(a) of ERISA.

         (e) Except as set forth on Schedule 3.19(e), none of the Benefit Plans are subject to Title IV of ERISA or Section 412 of the Code.

         (f) To the best of Seller's knowledge, Seller has complied in all material respects with ERISA, the Code and the regulations thereunder and all other applicable federal or state statutes or regulations. Each Benefit Plan that is an employee pension benefit plan, within the meaning of Section 3(2) of ERISA, intended to qualify under the Code ("Retirement Plan") has received a favorable determination letter from the Internal Revenue Service as to such qualification, or application for such determination letter has been made prior to the expiration of the applicable remedial amendment period (and Seller agrees to make such plan amendments as the IRS may require in order to issue a favorable determination letter), and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

         (g) All contributions and insurance premiums required to be paid or accrued with respect to the Benefit Plans as of the Closing Date have been paid or have been accrued on the financial statements of the Seller.

     Section 3.20. Labor Relations. To the best of Seller's knowledge, Seller has complied in all material respects with applicable laws, rules and regulations relating to the employment of labor in connection with the Stations and their operations, including without limitation those relating to wages, hours, unfair labor practices, discrimination, payment of social security and similar taxes, and Seller is not liable for any penalties for failure to comply with any of the foregoing, and no claims have been made against Seller with regard to any of the foregoing.

     Section 3.21. Disclosure, Etc. To the best of Seller's knowledge, no representation, warranty or other statement of Seller made under this Agreement, or contained in any certificate, list or other document furnished to Buyer or made available for inspection by it (or to be so furnished or made available for inspection) in connection with this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained therein not materially misleading from the point of view of a prospective purchaser of the Purchased Assets.


                                  ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                     Buyer represents and warrants to Seller that:

     Section 1.041. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to conduct its business as such business is now being conducted and on or before the Closing Date shall be qualified to do business as a foreign corporation in the State of South Carolina.

     Section 1.042. Authority. Buyer has full corporate power and authority to execute, deliver and perform each of this Agreement, the Escrow Agreement and the Undertaking and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Escrow Agreement has been duly executed and delivered by Buyer and (assuming valid execution and delivery by Seller) is a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the rights of creditors and to equitable principles which may affect the availability of the remedy of specific performance. The execution and delivery by Buyer of, and the performance by Buyer of its obligations under, this Agreement, the Escrow Agreement and the Undertaking have been duly authorized by all necessary corporate action of Buyer.

     Section 1.043. No Violation. Buyer is not subject to or bound by any provisions of:

         (a) any law, statute, rule, regulation or judicial or administrative decision (provided that the transactions contemplated hereby are subject to the FCC Act and the rules and regulations thereunder),

         (b) articles or certificate of incorporation or by- laws,

         (c) any mortgage, deed of trust, lease, note, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction, or

         (d) any decision, judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that could prevent or be violated by or under which there would be a breach or default as a result of, nor is the consent of any person (other than the consent of the FCC which shall be obtained before the Closing) which has not been obtained required for, the execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and the Undertaking and the consummation of the transactions contemplated hereby and thereby.


                                  ARTICLE V.

                   CONDUCT OF BUSINESS PRIOR TO CLOSING DATE

     Section 1.051. Conduct of Business Prior to Closing Date. Except as permitted by prior written consent of Buyer, between the date hereof and the
Closing:

         (a) Subject to subsections (b), (c), (d) and (e) below, Seller will not:

               (i) take any action, fail to take any action or suffer any event to occur which would have the effect of making any representation or warranty set forth in Article

          III hereof untrue in any material respect if made immediately after each such action or event; or

               (ii) take any action, fail to take any action or suffer any event to occur which would have the effect of making any of the Schedules delivered pursuant hereto inaccurate in any material respect if delivered as of a date immediately after each such action or event.

         (b) Seller shall operate the Stations in accordance with the TBA, retain control of the Stations until the Closing and use its best efforts to preserve the Purchased Assets intact, to keep available to Buyer the services of Seller's present employees and agents and to preserve for Buyer, Seller's business relations with suppliers, customers and others.

         (c) Seller will maintain in force the insurance coverage provided by the policies reflected in Schedule 3.17.

         (d) Seller will continue to perform normal maintenance and repairs on the Purchased Assets.

         (e) On or before the TBA Effective Time, Seller shall not enter into any contracts (i) for broadcast of advertising for any client covering a period of more than ninety (90) days; (ii) that are not in the ordinary course of business consistent with past practice; or (iii) that are barter agreements with a value exceeding $1,000 per contract or $5,000 in the aggregate, in each case, without the prior consent of Buyer.

         (f) Without limiting the generality of Section 5.02, and promptly after the date hereof, Seller will (i) use its best efforts to obtain all renewals, consents, waivers, approvals and authorizations which may be necessary to effectuate this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof; and (ii) give all notices to third parties required to be given by Seller in contemplation of and as a result of the transactions contemplated by this Agreement. Seller shall promptly advise of any difficulties encountered by Seller in obtaining any such renewals, consents, waivers, approvals and authorizations.

         (g) Seller agrees that, with respect to its respective representations and warranties made in this Agreement, it shall promptly supplement or amend the Schedules with respect to any material matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in any of the Schedules. For purposes of the rights and obligations of the parties hereunder, any such supplemental or amended Schedule, and any matters discovered by Buyer after the date hereof, shall not be deemed to cure any breach of, or to amend or qualify in any respect, any representation or warranty made in this Agreement on the date hereof or on the Closing or to have been disclosed on the date hereof or on the Closing.

     Section 1.052. Confidentiality. Seller and Buyer shall treat in confidence all documents, materials and other information that they shall have obtained regarding the other during the course of the negotiations leading to the transactions contemplated hereby, the investigation of Seller or Buyer and the preparation of this Agreement, and, in the event the sale and purchase of the Purchased Assets hereunder shall not be consummated, Seller and Buyer shall return all copies of nonpublic documents and materials which have been furnished in connection therewith. However, nothing contained herein shall prohibit Seller or Buyer from:

     (a) supplying or filing such documents, materials or other information to or with the FCC or any other federal, state or local government, agency or authority that Seller or Buyer deems necessary or desirable in connection with the obtaining of any consent, waiver, amendment, modification, approval, authorization, permit or license which may be necessary to effectuate this Agreement and to consummate the transactions contemplated hereby; or

     (b) subject to the foregoing confidentiality restrictions, providing such documents, materials or other information to Buyer's lenders, officers, directors, agents or advisors for the purpose of consummating the transactions contemplated by this Agreement.

     Section 1.053. Application For FCC Consents. Each of Seller and Buyer shall file within ten (10) days after execution of this Agreement, substantially complete applications with the FCC seeking its consents to the assignment to Buyer of the FCC

Licenses, and they will diligently take all steps necessary or desirable and proper to prosecute expeditiously such applications and to obtain such FCC consents. The failure by either party to timely file or diligently prosecute its portion of such applications shall be deemed a material breach of this Agreement. Seller shall publish and broadcast the notices required by the rules and regulations of the FCC relative to the filing of such applications. Buyer and Seller shall cooperate with each other in the preparation of such applications and shall take all steps necessary for the expeditious grant of such consents. Each party shall provide the other with copies of any and all petitions or pleadings filed by third parties or correspondence or orders from the FCC with respect to the FCC applications. Each party shall, to the extent reasonably possible, provide the other with a reasonable opportunity to submit comments to said party in connection with the preparation of responses to such petitions, pleadings, correspondence or orders, provided, however, that all final decisions regarding the nature, content, format, and other matters concerning such responses shall, at all times, remain with the party responsible for filing such response(s). Copies of all applications, documents and papers filed after the date hereof and prior to the Closing with respect to the transactions under this Agreement, by Buyer or Seller with the FCC shall be mailed to the other simultaneously with the filing of the same with the FCC. All application fees payable to the FCC with respect to the aforementioned consents to transfer shall be paid one-half by Buyer and one-half by Seller. Additional costs associated with amendments to such applications shall be borne by the party required to make any such amendments. All FCC regulatory fees shall be prorated between Buyer and Seller at Closing as of the date of the Closing.

     Section 1.054. Access to Information and Documents. Between the date hereof and the Closing, Seller will give to Buyer and to Buyer's counsel, accountants, engineers, lender and other representatives full access during normal business hours to all the properties, documents, contracts, commitments, financial information and records of Seller relating to the business, assets and properties to be sold hereunder or the employees of Seller and will furnish Buyer with copies of such documents (certified if so requested) and with such other information with respect to the affairs of Seller relating to the business, assets and properties to be sold hereunder or to such employees as Buyer may from time to time reasonably request.

     Section 1.055. Exclusivity. (a) In recognition and consideration of the fact that Buyer's management will invest substantial time and effort in its investigation of the Stations and its respective businesses and in the preparation and negotiation of this Agreement and the TBA and in other matters relating to the proposed transactions, and as a result forego or delay the conduct of other management activities, Seller agrees not to, directly or indirectly, solicit offers, negotiate or enter into discussions, or permit their representatives to, directly or indirectly, solicit offers, negotiate or enter into discussions, from or with any other person or entity for the sale of all or any portion of the equity in or assets and businesses of the Stations (other than with respect to sales in the ordinary course of business and dispositions of nonmaterial assets) until the termination of this Agreement.

         (b) Until the termination of this Agreement, Buyer shall not, directly or indirectly, make or negotiate any offer, or enter into any discussions, regarding an acquisition by Buyer or any affiliate of Buyer of any interest in any radio station (other than the Stations) in the Myrtle Beach, South Carolina, DMA ("Buyer Prohibited Activities"), except that Buyer and its affiliates shall not be prohibited from engaging in any Buyer Prohibited Activities if any acquisition resulting from the same, together with the acquisition contemplated hereby, would be permitted under then applicable FCC rules and regulations and would not adversely affect the consummation of the transactions contemplated hereby.

     Section 1.056. Employees. Seller shall, upon request, permit Buyer to interview any of Seller's employees. Seller shall encourage each of its employees to be interviewed and to accept any offer of employment by Buyer. If Buyer extends an offer of employment to an employee of Seller, Seller will not make a competing offer of employment to said employee and will waive any non-competition or other employment contract obligation which might otherwise restrict said employee's ability to be employed by Buyer.

     Section 5.07. Real Property. Buyer shall, after the execution of this Agreement, order a survey and title commitment with respect to the real property which is part of the Purchased Assets.

     Section 5.08. Environmental Matters. (a) Buyer shall, after the execution of this Agreement, procure a Phase I with respect to the Property. If the Phase I reveals any condition for which Buyer wishes to seek indemnification from Seller, Buyer shall make a written request to Seller and furnish to Seller a copy of the Phase I.

         (b) Seller shall, prior to the Closing, (i) remediate any condition discovered or arising on or before the Closing that would result in a breach of a representation or warranty on the part of Seller or would entitle Buyer to indemnification hereunder, and (ii) install any pollution control equipment or other equipment to bring the facility into compliance with any Environmental Law if such equipment is installed because the facility was not in compliance with such Environmental Law prior to Closing, provided, however, that in the event the cost of such remediation or installation of such pollution control equipment would exceed $50,000, then Seller will have the option to terminate this Agreement in lieu of incurring such costs in accordance with Section 2.02(e).

     Section 5.09. Application to Relocate Transmitter. Seller shall file, as expeditiously as possible after the date hereof, a substantially complete application, with the FCC for approval, and diligently pursue such approval, to relocate the transmitter site of WYAK-FM to the site covered by the Conway Lease (as defined in Section 5.10), the Buyer having obtained an independent engineering report with respect thereto, and to obtain all FCC authorizations for auxiliary broadcast facilities necessary and appropriate for operations of such site. Upon consummation of the Closing, Buyer shall reimburse Seller for all of Seller's reasonable out-of-pocket costs and expenses relating to such applications.

                     Section 5.10. Relocation of Transmitter. Seller has entered into a lease with Myrtle Beach Communications, Inc. for space on the transmitter site in Conway, South Carolina (the "Conway Transmitter Site") and equipment space in lessor's building at 3274 International Drive, Conway, South Carolina (the "Conway Lease") for operations relating to WYAK-FM; and Seller shall, upon receipt of the necessary FCC approvals, promptly relocate the transmitter site of WYAK-FM to the Conway Transmitter Site and file the necessary application with the FCC for covering license. Seller shall use its reasonable best efforts to ensure that operation at the new transmitter site begins as soon as practicable. Upon consummation of the Closing, Buyer shall reimburse Seller for all of Seller's reasonable out-of-pocket costs and expenses relating to such relocation. In addition, upon consummation of the Closing, Seller shall assign and Buyer shall assume all of Seller's rights and obligations under the Conway Lease and the FCC authorizations with respect thereto to the extent relating to the period after the Closing and specifically excluding all rentals and other charges under the Conway Lease, and all liabilities or obligations arising out of a breach by Seller of obligations under the Conway Lease, on or before the Closing.

     Section 5.11. Reimbursement on Termination of Conway Lease. If the Closing fails to occur on account of a breach by Buyer of any representation, warranty, covenant or agreement herein, and Seller elects to terminate the Conway Lease pursuant to its termination rights thereunder, then within 30 days after said termination of the Conway Lease, Buyer shall reimburse Seller an amount up to $2,500, representing Seller's termination costs under the Conway Lease.


                                  ARTICLE VI.

                             CONDITIONS TO CLOSING

     Section 1.061. Conditions Precedent to Each Party's Obligation to Complete the Transaction. The obligation of Buyer and Seller to consummate the transactions described in Article I hereof is subject to the fulfillment of the following condition prior to or at the Closing: The FCC shall have entered an order or orders approving or consenting to the assignment of all of the FCC Licenses of the Stations to Buyer without any condition materially adverse to Buyer or Seller (unless Buyer or Seller, as applicable, accepts such condition) and such approvals or consents shall have become Final Orders. The FCC orders, including the Final Orders, shall not have been modified, amended, dissolved or rescinded and shall be in full force and effect on the date of the Closing.

     Section 1.062. Conditions Precedent to Seller's Obligation to Complete the Transaction. The obligation of Seller to consummate the transactions described in Article I hereof is subject to the fulfillment of each of the following conditions prior to or at the Closing:

         (a) All proceedings taken in connection with the transactions contemplated hereby and all instruments and documents required in connection therewith or incident thereto shall be satisfactory to Seller's Counsel;

         (b) The representations, warranties and agreements of Buyer made hereunder, including without limitation those made in any certificate or document delivered to Seller pursuant hereto, shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects; Buyer shall have performed and complied in all material respects with all of its agreements required by this Agreement to be performed or complied with by Buyer prior to or at the Closing; and Seller shall have been furnished with certificates of appropriate officers of Buyer, dated the Closing Date, certifying to that effect;

         (c) Buyer shall have executed and delivered to Seller acceptances by Buyer reasonably required in connection with all assignments of contracts, leases and other agreements required hereunder; and

         (d) Seller shall have been furnished with an opinion dated the Closing Date of Buyer's Counsel, in the form attached hereto as Exhibit F.

     Section 1.063. Conditions Precedent to Buyer's Obligation to Complete the Transaction. The obligation of Buyer to consummate the transactions described in Article I hereof is subject to the fulfillment of each of the following conditions prior to or at the Closing:

         (a) All proceedings taken in connection with the transactions contemplated hereby and all instruments and documents required in connection therewith or incident thereto shall be satisfactory to Buyer's Counsel and Buyer's FCC Counsel.

         (b) The representations, warranties and agreements of Seller made hereunder, including without limitation those made in any certificate or document delivered to Buyer pursuant hereto, shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects; Seller shall have performed and complied in all material respects with all of their respective agreements required by this Agreement to be performed or complied with by Seller prior to or at the Closing; and Buyer shall have been furnished with certificates of appropriate officers of Seller, dated the Closing Date, certifying to that effect.

         (c) Buyer shall have been furnished with an opinion dated the Closing Date of Seller's Counsel in the form attached hereto as Exhibit G.

         (d) No action, suit, or proceeding before any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against Buyer, Seller, the Stations or the Purchased Assets or any of their respective shareholders, officers or directors seeking to restrain, prevent, or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking material damages in connection with any such transactions, and which action, suit, proceeding or investigation has a reasonable possibility of success.

         (e) All consents of third parties including, without limitation, governmental authorities, self-regulatory agencies and parties to contracts transferred hereunder, and all filings with and notifications of governmental authorities, regulatory agencies (including non-governmental self-regulatory agencies) or other entities which regulate the business of Seller or Buyer, necessary on the part of Seller or Buyer, or their respective subsidiaries or affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than routine post-closing notifications or filings, shall have been obtained or effected.

         (f) Buyer shall have received at its expense an "As Built" survey and a binding commitment for an owner's and mortgagee's title insurance policy for full replacement value with respect to all real property interests (including leasehold interests) to be transferred pursuant hereto. The title insurance policies shall (i) insure that title to the real property interests is good and marketable, (ii) contain extended coverage and, if required by Buyer, contain zoning, contiguity, access, encroachment, easement and comprehensive endorsements and such other affirmative insurance as Buyer shall reasonably require ad insure appurtenant easements or servitudes, (iii) shall not contain any exceptions not constituting a Permitted Encumbrance and (iv) otherwise be in form, and be issued by a title company, acceptable to Buyer and Buyer's senior lender. The surveys shall be certified to Buyer, Buyer's lender and the title insurance company issuing the applicable property in a manner reasonably acceptable to Buyer by a registered land surveyor.

                     (g) Seller shall have delivered to Buyer executed title affidavits and such other evidence as may be required by Buyer or its title insurer.

                     (j) There shall have occurred no material adverse change (or changes which in the aggregate are materially adverse) since December 31, 1995 in the Purchased Assets, including without limitation, any material damage, destruction or loss, except to the extent arising out of an uncured breach by Buyer of its obligations under the TBA or the gross negligence or willful misconduct of Buyer (whether or not covered by insurance); or any discontinuance, cancellation or material interruption of any broadcast transmission; and Buyer shall have received a certificate of the president and chief financial officer of Seller certifying to the effect of the foregoing.


                                 ARTICLE VII.

                        INDEMNIFICATION AND SURVIVAL OF
                        REPRESENTATIONS AND WARRANTIES

     Section 1.071. Indemnification.

         (a) Seller. Seller (Seller being referred to herein as the "Seller Indemnitor"), jointly and severally, shall indemnify, defend, and hold Buyer and its officers, directors and affiliates (the "Buyer Indemnitees") harmless from and against any and all loss, damage, claim, obligation, assessment, cost, liability and expense (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand, including in connection with the enforcement of this indemnity), of any kind or character (a "Loss"), incurred, suffered, sustained or required to be paid by any one of them to the extent caused by, arising out of or resulting from:

               (i) a breach of the representations and warranties made by Seller in or pursuant to this Agreement or the TBA;

               (ii) the failure by Seller to perform or observe the covenants and agreements to be performed or observed by them pursuant to this Agreements, the TBA or the Non-Compete Agreement;

               (iii) any and all obligations of Seller except for obligations expressly assumed by Buyer pursuant to the Undertaking;

               (iv) the actual, alleged or threatened Release, storage,
                    transportation, treatment or generation of Hazardous Substances, Oils, Pollutants or Contaminants generated, stored, used, disposed of, treated, handled or shipped by Seller or any prior owner of the Property on or before the Closing Date;

               (v) any Cleanup of Hazardous Substances, Oils, Pollutants or Contaminants Released, disposed of or discharged: (A) on, beneath or adjacent to the Property prior to or on the Closing Date; (B) at any other location if such substances were generated, used, stored, disposed of, treated, transported or Released by Seller or any prior owner of the Property prior to or on the Closing Date; and

               (vi) the installation of any pollution control equipment or other equipment to bring the facility into compliance with any Environmental Law if such equipment is installed because the facility was not in compliance with any Environmental Laws as of the Closing Date.

         (b) Buyer. Buyer ("Buyer Indemnitor") shall indemnify, defend and hold Seller and the officers, directors and affiliates of Seller (the "Seller Indemnitees") harmless from and against any Loss incurred, suffered, sustained or required to be paid by any of them to the extent caused by, arising out of or resulting from:

               (i) a breach of the representations and warranties made by Buyer in or pursuant to this Agreement or the TBA;

               (ii) the failure by Buyer to perform or observe the covenants and agreements to be performed or observed by it pursuant to this Agreement or the TBA; or

               (iii) Buyer's operation or ownership of the Station Assets on and after the Closing Date, including any and all liabilities arising under the Assumed Contracts which relate to obligations arising thereunder and to the extent relating to the period after the Closing Date.

         (c) Notice and Procedure. If any claim or liability is asserted or threatened, or any action, suit or proceeding is commenced by any third party against any indemnitee which might result in any indemnification obligation hereunder on behalf of any indemnitor, such indemnitee shall give written notice thereof to each such indemnitor together with a copy of any complaint or other documents asserting such claim, provided, however, that the failure to provide such notice shall not affect an Indemnitor's obligations hereunder or constitute a waiver of rights, except to the extent such Indemnitor is materially prejudiced by such failure. Within ten (10) days from receipt of such notice, the indemnitor shall give the indemnitee written notice as to whether the indemnitor elects to contest any such claim or liability; provided, however, that during the interim, the indemnitee shall be entitled to take reasonable action (which shall not include settlement) with respect to such claim which it deems necessary to protect against such further damage or default with respect thereto. If an indemnitor elects to contest any such claim or liability, it shall be at the cost and expense of the indemnitor and using professionals reasonably chosen by the indemnitor. The indemnitee may participate in the defense of any claim or liability that an indemnitor has elected to contest, but such participation shall be at its own expense. If the indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the indemnitee with respect to such claim.

         (d) Indemnity Payments. All payments under Section 7.01 shall be treated as an adjustment of the Purchase Price, except as may be otherwise required by any applicable taxing authority.

     Section 1.072. Survival of Representations and Warranties. All the respective representations, warranties, undertakings and agreements of Seller and Buyer hereunder shall survive the Closing and any investigation made at any time with respect thereto, provided, however, that the representations and warranties of the parties hereunder shall survive until the second anniversary of the Closing Date.


                                 ARTICLE VIII.

                                  DEFINITIONS

     Section 1.081. Definitions.

     Accounts Receivable Schedule: As defined in Section 1.05.

     Acquisition Agreements: The Agreement, the TBA, the Bill of Sale, the Escrow Agreement, the FCC License Assignment, the Non-Compete Agreement, the Undertaking, the Deeds and other instruments required to be delivered pursuant to Article I.

     Agreement: This Purchase Agreement, together with the Exhibits and Schedules attached hereto, as amended and supplemented from time to time.

     Assumed Contracts: As defined in Section 1.01(a)(iv).

     Bill of Sale: The bill of sale substantially in the form attached hereto as Exhibit B.

     Business Property Rights: As defined in Section 1.01(a)(v).

     Buyer: As defined in the preamble to this Agreement.

         Buyer Indemnitees: As defined in Section 7.01(a).

         Buyer Indemnitor: As defined in Section 7.01(b).

         Buyer Prohibited Activities: As defined in Section 5.05(b).

         Buyer's Counsel: The law firm of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York, 10004, who represents Buyer in the transactions contemplated hereby.

         Buyer's FCC Counsel: The law firm of Wilmer, Cutler & Pickering, 2445 M Street, N.W., Washington, D.C., 20037, who represents Buyer with respect to FCC matters in the transactions contemplated hereby.


         Cleanup: Means all actions required to: (1) clean up, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

         Closing; Closing Date: As defined in Section 2.01.

         Collection Period: As defined in Section 1.05.

         Contracts: As defined in Section 1.01(a)(iv).

         Deeds: The Deeds to be delivered by Seller pursuant to Section
2.01(e).

         Deposit: As defined in Section 1.02(b)(i).

         Determination Time: As defined in Section 1.04(a).

         Employee Benefit Plans: As defined in Section 3.19.

         Encumbrances: Title defects, obligations, liabilities, liens, encumbrances, easements, options, restrictions, encroachments, oil, gas and mineral leases and any other encumbrances on the mineral estate, tenancies, rights of way, licenses, reservations, prescriptive rights, charges, claims and security interests, mortgages, deeds of trust, pledges and rights of third persons of any kind.

         Environmental Laws: Means all foreign, Federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oils, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants.

         Environmental Liabilities and Costs: Means all liabilities, obligations, responsibilities, obligations to conduct Cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, the Release or threatened Release of Hazardous Substances, Oils, Pollutants or Contaminants into the environment, as a result of past or present ownership, leasing or operation of any properties, owned, leased or operated by Seller, including, without limitation, any of the foregoing incurred in connection with the conduct of any Cleanup.

         ERISA: The Employee Retirement Income Security Act of 1974, as amended.

         Escrow Agent: Star Media Group, Inc.

         Escrow Agreement: The Escrow Agreement, dated as of the date hereof among the Escrow Agent, Buyer and Seller in the form attached as Exhibit A.

         Excluded Assets: All assets excluded from the Purchased Assets and retained by Seller as set forth in Section 1.01(b).

         FCC: The Federal Communications Commission, together with its staff acting under delegated authority.

         FCC Act: The Communications Act of 1934, as amended.

         FCC Assignment: The assignment substantially in the form attached hereto as Exhibit C.

         FCC Licenses: All the licenses, permits, franchises, approvals or authorizations, granted or issued to Seller by the FCC, all of which are set forth on Schedule 1.01(a)(i) hereto.

         Final Order: Action by the FCC granting its consent and approval to the assignment of the FCC Licenses to Buyer, which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no administrative or judicial action or appeal is pending (including but not limited to a request for stay, a petition for rehearing or reconsideration and application for review and FCC reconsideration on its own motion), and as to which the time for such FCC reconsideration or for filing any such request, petition, or appeal has expired.

         Hazardous Substances, Oils, Pollutants or Contaminants: Means all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

         IRS: The Internal Revenue Service.

         Loss: As defined in Section 7.01(a).

         Material Adverse Effect: As defined in Section 3.02.

         Non-Compete Agreement: The agreement substantially in the form attached hereto as Exhibit E.

         PBGC: The Pension Benefit Guaranty Corporation.

         Permits: As defined in Section 3.18(b).

         Permitted Encumbrances: As applied to any asset, (a) Encumbrances which are specifically set forth and identified in Schedule 3.09 or Schedule
3.10 and designated as a "Permitted Encumbrance" and (b) Encumbrances on real estate for real estate taxes, assessments, governmental charges or levies not yet delinquent.

         Person: An individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

         Prorations: As defined in Section 1.04.

         Purchase Price: The consideration described in Section 1.02(a).

         Purchased Assets: As defined in Section 1.01(a).

         Release: Means, when used as a noun, any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property and when used as a verb, the occurrence of any Release.

         Seller: As defined in the Preamble to this Agreement.

         Seller Indemnitees: As defined in Section 7.02(b).

         Seller's Counsel: Kraig Fox, Esq., Assistant General Counsel of Seller, who represents Seller in the transactions contemplated hereby.


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





         Stations: As defined in the Preamble to this Agreement.

         TBA: As defined in the Preamble to this Agreement.

         TBA Effective Time: As defined in Section 1.01(b)(ii).

         Tangible Assets: As defined in Section 1.01(a)(ii).

         Undertaking: The agreement substantially in the form attached hereto as Exhibit F.

     Section 1.082. Other Interpretational Provisions.

         (a) Except as otherwise specified herein, all references herein (A) to any Person shall be deemed to include such Person's successors and permitted assigns and (B) to any law, statute, rule or regulation shall be deemed references to such law, statute, rule or regulation as the same may be amended or supplemented from time to time.

         (b) When used in this Agreement, the words "herein", "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Section", "Exhibit" and "Schedule" shall refer to a Section of, and an Annex and Schedule to, this Agreement unless otherwise specified.

         (c) Whenever the context so requires, the neuter gender includes the masculine or feminine, and the singular number includes the plural and visa versa.

         (d) The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


                                  ARTICLE IX.

                                 MISCELLANEOUS

     Section 1.091. Commissions, Fees and Expenses. Buyer and Seller represent and warrant that the negotiations relative


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to this Agreement and the transactions contemplated hereby have been carried on by each of them directly with the other in such manner as not to give rise to any valid claim against the other for a brokerage commission, finder's fee or other like payment except for the fee payable to Star Media Group, Inc., which shall be paid by Seller. Buyer and Seller shall each pay all of their respective expenses in connection with the negotiation and preparation of the Acquisition Agreements, provided that the following expenses shall be paid by the parties indicated:

         (a) title insurance policy premiums shall be paid by Buyer;

         (b) costs of surveys of the real property to be conveyed to Buyer hereunder shall be paid by Buyer;

         (c) recording fees shall be paid by Buyer;

         (d) real estate conveyance or transfer taxes shall be paid by Buyer;
and

         (e) personal property sales taxes, if any, shall be paid by Seller.

     Section 1.092. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED AND THE RIGHTS AND DUTIES OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF SOUTH CAROLINA WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES.

     Section 1.093. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, or deposited in the United States mail (registered, return receipt requested), properly addressed and postage prepaid:

                               (a)        if to Seller, to:

                                          Multi-Market Radio, Inc.
                                          150 East 58th Street
                                          19th Floor
                                          New York, New York  10155



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                                          Attention:  Robert F.X. Sillerman

                               with a copy to:

                                          Multi-Market Radio, Inc.
                                          150 East 58th Street
                                          19th Floor
                                          New York, New York  10155

                                          Attention:  Kraig Fox, Esq.

                               (b)        if to Buyer, to:

                                          Pinnacle Broadcasting Company, Inc.
                                          2505 N. Highway 360
                                          Grand Prairie, Texas 75050-7801

                                          Attention: Edward J. Ferreri

                               with a copy to:

                                          Winthrop, Stimson, Putnam & Roberts
                                          One Battery Park Plaza
                                          New York, New York  10004

                                          Attention:  David W. Ambrosia, Esq.

Such names and addresses may be changed by such a notice.

     Section 1.094. Entire Agreement and Amendments. This Agreement, including all Exhibits and the Schedules hereto, and the TBA, the FCC Assignment, Undertakings, Bill of Sale, each Indemnification Agreement and deeds to be delivered at the Closing hereunder contain the entire understanding of the parties hereto with respect to the subject matter contained herein, supersede and cancel all prior agreements with respect thereto and may be amended only by a written instrument executed by all the parties thereto or their respective successors or assigns. There are no restrictions, promises, representations, warranties, agreements or undertakings of any of the parties hereto with respect to the transaction under this Agreement other than those set forth herein or therein or made hereunder or thereunder. The Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


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




     Section 1.095. Counterparts. This Agreement may be executed by the parties hereto individually or in any combination of the parties hereto in several separate counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     Section 1.096. Assignment. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment by either party without the prior written consent of the other party shall be void, except that Buyer may assign this Agreement to one or more of its affiliates or to the Buyer's lender for collateral security purposes. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     Section 1.097. Benefits and Obligations; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except for Buyer Indemnitees and Seller Indemnitees under Section 7.02, no person not a party to this Agreement shall have or acquire any rights by reason of this Agreement or any provision contained herein.

     Section 1.098. Severability. Any paragraph, sentence, phrase or other provision of this Agreement which is in conflict with any applicable statute, rule or other law shall be deemed if possible, to be modified or altered to conform therewith, or if not possible, to be omitted herefrom. The invalidity of any portion hereof shall not affect the force and effect of the remaining valid portions hereof.

     Section 1.099. Use of Call Letters. Upon and after the Closing Date, any and all rights of Seller to use the name and call letters of each of WMYB-FM and WYAK-FM and any other trade names used in connection with operation of either of the Stations shall belong to the Buyer. Within ten (10) business days of the Closing Date, Seller shall cause the name of any corporation, bearing the name WMYB-FM or WYAK-FM and that continues to operate a business, to be changed to eliminate such term, as the case may be, from such name.



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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                     PINNACLE S.C., INC., as
                                       Buyer



                                     By: /s/Edward J. Ferreri
                                         ----------------------
                                         Name:  Edward J. Ferreri
                                         Title: President/CEO



                                     MULTI-MARKET RADIO OF MYRTLE BEACH,
                                       INC., as Seller



                                     By: /s/Michael G. Ferrel
                                         ----------------------
                                         Name:  Michael G. Ferrel
                                         Title: President





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